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                                                                       EXHIBIT 8




                               February 20, 1997





                                                               Reply To:
                                                               Montgomery Office


The Colonial BancGroup, Inc.
One Commerce Street
Montgomery, Alabama 36104


Dear Ladies and Gentlemen:

         As counsel to Colonial Capital II (the "Issuer") and The Colonial BancGroup, Inc. in connection with the exchange offer by the Issuer of $70,000,000 of its 8.92% Capital Securities pursuant to a preliminary Prospectus (the "Prospectus") filed as part of a registration statement on Form S-4 on or about February 20, 1997, and assuming (i) the holder of the Common Securities of the Issuer will have "substantial assets" (other than the Common Securities) within the meaning of Treasury Regulations Section 301.7701-2(d)(2) and (ii) the operative documents described in the Prospectus will be performed in accordance with the terms described therein, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                     Sincerely,



                                     MILLER, HAMILTON, SNIDER & ODOM, L.L.C.
MDW/mfm